August 1, 1997

          Via Facsimile

          [TITLE] <FirstName> <LastName>
          <Company>
          <Address>
          [CITY], [STATE] <PostalCode>

          Dear [TITLE] <Last Name>:

          As chairman of the Compensation and Stock Option
          Committee (the Committee) of the Foundation Health
          Systems, Inc. (FHS) Board of Directors, I wanted to communicate directly with you on several issues raised by the Proxy Statement for the FHS Stockholders' Meeting scheduled for August 6, 1997.

          As we have sought your votes in favor of the seven proposals contained in the proxy, we have heard concerns expressed by many of you with regard to Proposal 2 - the 1997 Stock Option Plan (the Plan) for management.

          The Committee takes your concerns very seriously. We want to address these concerns directly so that we may secure your support for this important program. The Committee believes that stock options are the most efficient way to tie management incentives to stockholder interests. This Plan is important to the future success of FHS, providing a critical link between management and stockholders.

          Let me now address the specific concerns we have heard.

          On behalf of the Committee, which will administer the Plan and is composed entirely of independent outside directors, I can commit to you that we will grant no more than 150,000 restricted stock awards, or 1.5 percent of the total shares in the Plan, during the duration of the Plan. Any such grants will generally vest in equal annual increments over a period of not less than three years. In addition, appropriate attention will be paid to total compensation in consideration of the value of such direct grants. Proposal 2 did not specify the number of shares that the Committee intends to use for restricted stock grants or vesting periods.

          Any and all stock options granted under the Plan will also generally vest in equal annual increments over a period of not less than three years and will be granted at prices equal to or higher than the market price on the date of the grant. Proposal 2 did not specify vesting periods for stock options.

          The Committee has no intention of repricing stock options. Proposal 2 did not address the issue of repricing.

          Further, we will seek stockholder approval for certain material amendments to the Plan as provided for in the Plan.

          The FHS Board is committed to increasing stockholder value. We are determined to address your concerns and administer this Plan in a way that provides appropriate incentives to management while being sensitive to the interests of all stockholders.

          If you have already voted in favor of Proposal 2, we trust this letter provides additional support for your decision. If you have already voted against Proposal 2, we respectfully ask that you reconsider your vote given the above reassurances. Finally, if you have not voted, we ask for your support, with the commitment of the Committee to adhere to the principles noted above.

          If you have other questions or concerns, please contact our vice president of Investor Relations, David Olson, at
          (818) 719-6978.

          Thank you for your consideration of these matters.

          Sincerely,

          J. Thomas Bouchard
          Chairman, Compensation and
          Stock Option Committee